Exhibit 5.1






                                 March 1, 1996



Signet Banking Corporation
7 North 8th Street
Richmond, Virginia  23219

Ladies and Gentlemen:

                  We have acted as counsel for Signet Banking Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of up to 300,000 shares of common stock, $5.00 par value per share (the "Common Stock"), and attached Rights to Purchase Series A Junior Participating Preferred Stock, $20.00 par value per share (the "Rights"), to be issued pursuant to the Signet Banking Corporation 1996 Non-Employee Directors Stock Option Plan (the "Plan").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's documents and records and such public documents and records as we have deemed necessary as a basis for the opinion expressed below.

                  Based upon the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

                  2. The Common Stock to be offered through the Plan has been duly authorized, and when issued upon the terms set forth in the Plan, will be validly issued, fully paid and non-assessable.

                  3. We reaffirm our opinion regarding the Rights given to the Company's Board of Directors as confirmed in our letter of May 23, 1989, a copy of which is filed as a part of Exhibit 5 to the Company's Registration Statement on Form S-3 (Registration No. 33-46012) and is incorporated herein by reference.

                  In our opinion regarding the rights referred to above, we discussed whether certain provisions of Section 13.1-638 of the Virginia Code might prohibit the restrictions on transfer imposed under the agreement governing the Rights. Subsequent to the date of such opinion, the Virginia Code was amended to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

                  We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Interests of Named Experts and Counsel " in the Registration Statement.

                              Very truly yours,


                              /s/ McGuire, Woods, Battle & Boothe, L.L.P.